FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

         Gorsuch-Bradbury           Kimberly                      R.
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       (Last)                      (First)                    (Middle)

      11115 Rushmore Drive
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                                  (Street)

      Charlotte                           NC                    28277
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

      May 15, 2000  (1)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

      Lending Tree, Inc. "TREE"
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (xx) Officer (give title below)
    (  ) Other (specify title below)

     VP-Strategy and Corporate Development
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

Common Stock        600 Shares            D                 N/A


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
        Option
        Option
        Option
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2. Date Exercisable and Expiration Date (Month/Day/Year)

   (i)   11/22/99                                     11/22/09
   (ii)  01/07/00                                     01/07/10
   (iii) 04/04/00                                     04/04/10
   ---------------                                ---------------
   Date Exercisable                               Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      (i)   Common Stock                              25,400 (2)
      (ii)  Common Stock                               2,540 (2)
      (iii) Common Stock                               8,000 (2)
      -------------------                    --------------------------
             Title                           Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

      (i)   $5.51
      (ii)  $9.25
      (iii) $12.31
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

      (i)    D
      (ii)   D
      (iii)  D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)

    N/A
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   EXPLANATION OF RESPONSES:

(1) No purchase or sale of LendingTree securities has been made subsequent to this date.
(2)   Vests over four years.


      /s/ Kimberly R. Goursuch-Bradbury            September 8, 2000
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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